Exhibit 99.3

For Immediate Release

Alexandria Real Estate Equities, Inc. Announces Redemption of Its Outstanding
2.750% Senior Notes Due 2020 and 4.600% Senior Notes Due 2022

PASADENA, Calif. — July 17, 2019 — Alexandria Real Estate Equities, Inc. (“Alexandria” or the “Company”) (NYSE: ARE) today announced its intention to redeem all of its outstanding (i) 2.750% Senior Notes due 2020 (CUSIP No. 015271 AF6) (the “2020 Notes”) and (ii) 4.600% Senior Notes due 2022 (CUSIP No. 015271 AC3) (the “2022 Notes” and, together with the 2020 Notes, the “Notes”), pursuant to its options under the Indenture, dated as of February 29, 2012 (the “Base Indenture”), by and among the Company, Alexandria Real Estate Equities, L.P., as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by Supplemental Indenture No. 1, dated as of February 29, 2012, with respect to the 2022 Notes, and Supplemental Indenture No. 3, dated as of July 18, 2014, with respect to the 2020 Notes, each among the Company, the Guarantor and the Trustee. The redemption date is August 16, 2019 (the “Redemption Date”), and the applicable redemption price is equal to par plus a make-whole premium, plus accrued and unpaid interest thereon, to, but not including, the Redemption Date, in accordance with the terms of the applicable series of Notes. As of the date hereof, there was $81,434,000 aggregate principal amount of the 2020 Notes outstanding and $165,260,000 aggregate principal amount of the 2022 Notes outstanding, including Notes tendered pursuant to a Notice of Guaranteed Delivery (as defined in the Company’s Amended and Restated Offer to Purchase, dated July 10, 2019 (the “Offer to Purchase”)) that are intended to be purchased on the Guaranteed Delivery Settlement Date (as defined in the Offer to Purchase).

Alexandria, an S&P 500® company, is an urban office real estate investment trust uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding timing and consummation of the purchase of Notes and risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the purchase of Notes. These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in the Offer Documents and in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q.

CONTACT: Sara Kabakoff, AVP — Corporate Communications, (626) 788-5578, skabakoff@are.com

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